EXHIBIT 10.5

STOCK OPTION AMENDMENT
AND
CASH BONUS AGREEMENT

AGREEMENT made by Cyberonics, Inc. (the “Company”) which shall be effective on the date executed by a validly-authorized officer of the Company.

WHEREAS, the Company previously granted to the optionee listed on the attached Schedule I (the “Optionee”) the options identified on Schedule I (the “Options”) to purchase shares of the Company’s common stock under one or more of the Company’s employee stock incentive plans (individually, a “Plan”).

WHEREAS, the Company and Optionee entered into a Notice of Stock Option Grant and/or Stock Option Agreement (collectively, the “Option Agreement”) evidencing each such Option.

WHEREAS, in order to avoid potential adverse tax consequences under section 409A of the Internal Revenue Code, Optionee desires to amend each of the Options to increase the exercise price per share to be in effect for the unexercised portion of that Option which is subject to section 409A and identified as such on Schedule I (the “Covered Portion”) to the higher exercise price per share indicated for the Covered Portion of such Option on Schedule I.

WHEREAS, in order to compensate Optionee for the increased exercise prices to be in effect for the Covered Portions of the Options, the Company is willing to pay Optionee a special cash bonus in a dollar amount equal to the aggregate increase in the exercise prices for the Covered Portion of the Options as indicated on Schedule I.

NOW THEREFORE, the parties hereby agree as follows:

1.           Increased Exercise Price.  The exercise price per share set forth in the Option Agreement for each of the Options listed on Schedule I is hereby increased, with respect to the shares subject to the Covered Portion of that Option, to the higher exercise price per share set forth for that Option on Schedule I.

2.           Cash Bonus.  Optionee shall become entitled to receive a cash bonus from the Company (the “Cash Bonus”) in the gross dollar amount indicated as his or her Total Cash Bonus on attached Schedule I.  Payment shall be made on the Company’s first regular payroll date in January 2008.  However, the Cash Bonus shall be subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes, and Optionee shall be paid only the net amount of such bonus remaining after such taxes have been collected.  Optionee need not remain in the Company’s employ to receive the Cash Bonus.

3.           Entire Agreement.  This Agreement, together with the Option Agreements (to the extent not expressly amended hereby) and the applicable Plan under which each Option is outstanding, represents the entire agreement of the parties with respect to the Options, the Covered Portions thereof and the Cash Bonus and supersedes any and all previous contracts, arrangements or understandings between the parties with respect to such Options and the Cash Bonus.  This Agreement may be amended at any time only by means of a writing signed by Optionee and an authorized officer of the Company.

4.           Continuation of Option Agreements.  Except for the foregoing increases to the exercise prices per share for the Covered Portions of the Options, no other terms or provisions of the Option Agreements for such Options or the applicable Plans have been modified as a result of this Agreement, and those terms and provisions shall continue in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of Cyberonics, Inc. by a duly-authorized officer on the date indicated below.

CYBERONICS, INC.

/s/ GEORGE E. PARKER, III
By: George E. Parker, III
TITLE: VP, Human Resources
DATED: October 22, 2007

SCHEDULE I

Name	Plan	Grant Date	ExercisePrice Per Share	Number of Unexercised Options vested after 12/31/04 subject to 409A	Applicable Measurement Date	Increased Exercise Price Per Share	Aggregate Increase in Price Exercise	Cash Bonus **

Simpson, Randal	1996 Plan	01/24/02	$12.45	417	02/12/02	$2.06	$859.02	$859.02
Simpson, Randal	1996 Plan	07/24/02	$9.96	9,334	08/12/02	$4.82	$44,989.88	$44,989.88

							Total	$45,848.90

		** The Cash Bonus will be paid on the Company's first regular payroll date in January 2008.